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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


The Board of Directors
Business Resources Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-34809) on Form S-8 of Tyler Corporation of our report dated April 2, 1998, with respect to the consolidated balance sheets of Business Resources Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Tyler Corporation dated May 4, 1998.


                                           /s/ KPMG Peat Marwick LLP
                                           KPMG Peat Marwick LLP


Dallas, Texas
May 4, 1998